Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America, Inc. Enters

Two-Year Recycling Contract With Southern California Edison Company

January 30, 2004—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced it has signed a contract with Southern California Edison Company  (Edison) to handle appliance recycling operations in Edison’s service territory under California’s Statewide Residential Appliance Recycling Program for the years 2004 and 2005.

ARCA said it expects to recycle approximately 70,000 old but working refrigerators and freezers during each year of the two-year contract.  The new contract is effective January 1, 2004 through December 31, 2005.

Edward R. (Jack) Cameron, president and chief executive officer said, “We are extremely gratified by the expression of confidence that Southern California Edison has placed in ARCA by awarding us this two-year contract. The extended duration of this contract will provide our revenue stream with an added measure of stability and predictability as we continue efforts to further build and develop our increasingly successful ApplianceSmart retail operation.”

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of January 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in Atlanta, Georgia, and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com